EXHIBIT 6(a)


                         FORM OF DISTRIBUTION AGREEMENT


                             DISTRIBUTION AGREEMENT

     THIS AGREEMENT, made this _____ day of ___________, 1997, by and between THE COLORADO DOUBLE TAX-EXEMPT BOND FUND, INC., a Maryland corporation (the
"Fund"), and ISAAK BOND INVESTMENTS, INC., a Colorado corporation (the Underwriter").

                              W I T N E S S E T H:

     Section 1. Underwriting Services. The Fund hereby engages the Underwriter, and the Underwriter hereby agrees to act, as principal underwriter for the Fund in the sale and distribution of the shares of the Fund to the public, either through dealers or otherwise. The Underwriter agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

     Section 2. Sale of Fund Shares. Such shares are to be sold only on the following terms:

          (a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify the Underwriter of the rejection of such offer or sale prior to the computation of the net asset value of the Fund's shares next following receipt by the Fund of notice of such offer or sale.

          (b) No share of the Fund shall be sold by the Underwriter for any consideration other than cash or, except in instances otherwise provided for by the Fund's currently effective Prospectus, for any amount less than the public offering price per share, which shall be determined in accordance with the Fund's currently effective Prospectus.

     Section 3. Sale of Shares by the Fund. The Fund reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons approved by the Underwriter at not less than net asset value.

     Section 4. Registration of Shares. The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of its shares for sale in such jurisdictions as the Fund may designate.

     Section 5. Information to be furnished to the Underwriter. The Fund agrees that it will furnish the Underwriter with such information with respect to the

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affairs  and  accounts  of the Fund as the  Underwriter  may  from  time to time reasonably require, and further agrees that the Underwriter, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

     Section 6. Allocation of Expenses. During the period of this Agreement, the Fund shall pay or cause to be paid all expenses, costs, and fees incurred by the Fund which are not assumed by the Underwriter or Funds Management Corporation, a Colorado corporation and the Fund's investment adviser ("the Manager"). The Underwriter shall pay all advertising and promotional expenses in connection with the distribution of the Fund's shares including paying for prospectuses for new shareholders, except as paid by the Fund under its Distribution Plan and Agreement.

     Section 7. Compensation to the Underwriter. It is understood and agreed by the parties hereto that the Underwriter will receive compensation for services it performs hereunder in accordance with Schedule A hereto.

     Section 8. Limitation of the Underwriter's Authority. The Underwriter shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

     Section 9. Subscription for Shares_Refund for Cancelled Orders. The Underwriter shall subscribe for the shares of the Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. In the event that an order for the purchase of shares of the Fund is placed with the Underwriter by a customer or dealer and subsequently cancelled, the Underwriter shall forthwith cancel the subscription for such shares entered on the books of the Fund, and, if the Underwriter has paid the Fund for such shares, shall be entitled to receive from the Fund in refund of such payment the lesser of:

          (a) the consideration received by the Fund for said shares; or

          (b) the net asset value of such shares at the time of cancellation by the Underwriter.

     Section 10. Freedom to Deal with Third Parties. The Underwriter shall be free to render to others services of a nature either similar to or different from those rendered under this Agreement, except such as may impair its performance of the services and duties to be rendered by it hereunder.

     Section 11. Indemnification.

          (a) The Fund will indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of the Act, against any losses, claims, damages or liabilities to which the Underwriter or such controlling person may become subject, under the Act or otherwise,

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     insofar as such  losses,  claims,  damages or  liabilities  (or  actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund's Registration Statement or Prospectus or any other written sales material prepared by the Fund which is utilized by the Underwriter in connection with the sale of Shares of the Fund or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or (in the case of the Registration Statement and Prospectus) necessary to make the statements therein not misleading or (in the case of such other sales material) necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and will reimburse the Underwriter and each such controlling person for any legal or other expenses reasonably incurred by the Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus in
     conformity  with  written   information   furnished  to  the  Fund  by  the
     Underwriter specifically for use therein; and provided, further, that nothing herein shall be so construed as to protect the Underwriter against any liability to the Fund or the Fund's shareholders to which the Underwriter would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence, in the performance of its duties, or by reason of the reckless disregard by the Underwriter of its obligations and duties under this Agreement. This indemnity agreement will be in addition to any liability which the Fund may otherwise have.

          (b) The Underwriter will indemnify and hold harmless the Fund, each of its directors and officers and each person, if any, who controls the Fund within the meaning of the Act, against any losses, claims, damages or liabilities to which the Fund or any such director, officer or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any sales material not prepared by the Fund which is utilized in connection with the sale of shares of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or (in the case of the Registration Statement and Prospectus) necessary to make the statements therein not misleading or (in the case of such other sales material) necessary to make the statements therein not misleading in the light of the circumstances under which they were made, in the case of the Registration Statement and Prospectus to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in conformity with written information furnished to the Fund by the Underwriter specifically for use therein; and the Underwriter will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

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          (c) Promptly after receipt by an indemnified  party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from liability which it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or
     other  expenses   subsequently   incurred  by  such  indemnified  party  in
     connection with the defense thereof other than reasonable costs of investigation.

     Section 12. Rules of NASD, etc. The Underwriter will conform to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and the securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. The Underwriter also agrees to furnish to the Fund sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Fund to file and clear them with the proper authorities before they are put into use, and not to use them until so filed and cleared.

     Section 13. Effective Date, Duration and Termination of Agreement. The effective date of this Agreement shall be ____________, 1997. Whenever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean (a) the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or (b) the vote of more than 50% of such securities, whichever is the lesser.

     Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect until ___________, 1999 and from year to year thereafter but only so long as such continuance is specifically approved at least annually by the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance also is approved by a majority of the Board of Directors who are not "interested persons" of the Fund, the Underwriter or the Manager as defined by the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Underwriter, upon 60 days' written notice to the other party.

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     This Agreement shall automatically terminate in the event of its assignment
(as defined by the provisions of the 1940 Act).

     Section 14. Amendments to Agreement. No material amendment to this Agreement shall be effective until approved by the Underwriter and by vote of a majority of the Board of Directors of the Fund who are not "interested persons" of the Underwriter.

     Section 15. Notices. Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

     Section 16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado.


     IN WITNESS WHEREOF, the Fund and the Underwriter have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      THE COLORADO DOUBLE  TAX-EXEMPT
                                      BOND FUND, INC.



                                      By _______________________________________
                                           Calvin F. Isaak, President


                                      ISAAK BOND INVESTMENTS, INC.



                                      By _______________________________________
                                           Calvin F. Isaak, President

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                                   SCHEDULE A



                No sales charge will be imposed upon closing.


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